UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):
January 12, 2007

BIOSANTE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 478-0500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 12, 2007, the Compensation Committee of the Board of Directors of BioSante Pharmaceuticals, Inc. approved the award of discretionary annual cash bonuses for 2006 performance for BioSante’s executive officers. In approving the bonuses, the Compensation Committee recognized, among other achievements in 2006, the following: the execution of the license agreement with Bradley Pharmaceuticals, Inc., the U.S. Food and Drug Administration approval of Elestrin™, and the initiation of a Phase III clinical trial of LibiGel®. The bonuses will be paid in two equal installments, with the first installment to be paid in January 2007 and the second installment to be paid on December 31, 2007 so long as the executive remains an employee of BioSante as of such date or if not employed as of such date was terminated by BioSante without cause. In addition, the second installment payment would be made immediately upon any change of control of BioSante, including a merger or acquisition of BioSante. The following table sets forth the amount of bonus awarded to each of the executive officers named below:

Name of Executive Officer	Title	Bonus
Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	$140,400
Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	$41,714

These annual bonus awards were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between BioSante and the executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By: /s/ Louis W. Sullivan, M.D.
Louis W. Sullivan, M.D.
Chairman of the Board

Dated:  January 17, 2007